Exhibit 10.15

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated as of March 16, 2012, by and between ZYNGA INC., a Delaware corporation (“Sublandlord”), and AUDIENCE, INC., a Delaware corporation (“Subtenant”).

R E C I T A L S

A. Sublandlord is the Tenant under that certain Lease Agreement dated as of October 19, 2011 (the “Original Lease”), by and between Sublandlord and Middlefield Circle, LLC (successor in interest to PR III Middlefield Road, LLC) (“Master Landlord”), pursuant to which Sublandlord is leasing from Master Landlord certain office space consisting of approximately fifty-eight thousand, five hundred eighty-four (58,584) rentable square feet and comprising all of the rentable square footage contained in the building located at 675 East Middlefield Road, Mountain View, California (the “Building”). The Building, together with the land described on Exhibit A of the Original Lease and all improvements thereon and appurtenances thereto, including, without limitation, that certain building located at 685 East Middlefield Road, Mountain View, California, the parking areas, access roadways, and other related areas, are collectively referred to herein as the “Project.” The Project contains approximately one hundred seventy-five thousand six hundred ninety-seven (175,697) rentable square feet. The Original Lease, as the same may be amended from time to time, shall be referred to herein as the (“Lease”). A copy of the Lease is attached as Exhibit A to this Sublease and made a part hereof.

B. Subtenant desires to sublease from Sublandlord certain office space consisting of approximately twenty-eight thousand five hundred sixty-one (28,561) rentable square feet located on the second (2nd) floor of the Building (the “Premises”), as such Premises are shown on the space plan attached hereto as Exhibit B (that portion of the existing server room – denoted on such Exhibit B by the bold, black dashed line – which shall be demised by a certain fence to be constructed by Sublandlord within the existing server room is shown in further detail on Exhibit B-1 attached hereto), upon and subject to the terms and conditions set forth below.

C. Sublandlord is willing to sublease the Premises to Subtenant, subject to Master Landlord’s approval, if required under the Lease, upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, Sublandlord and Subtenant agree as set forth below.

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease, unless expressly superseded by the terms of this Sublease.

2. Sublease Agreement. Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, on the terms and conditions set forth in this Sublease. Notwithstanding anything to the contrary in this Sublease, the recitals of the rentable square footage herein above set forth are for descriptive purposes only. Subtenant shall have no right to terminate this Sublease or receive any adjustment or rebate of any Base

Sublease Rent or Additional Rent (as both terms are hereinafter defined) payable hereunder if said recitals are incorrect. Subtenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Sublease Rent and Additional Rent set forth herein in consideration for the use and occupancy of said space, regardless of the actual number of rentable square feet contained therein.

3. Term of Sublease; Early Occupancy.

3.1 Term of Sublease. Subject to the terms and conditions set forth in Section 15 below (conditioning the effectiveness of this Sublease upon the receipt of the Master Landlord’s Consent (as defined below)), the term of this Sublease (the “Sublease Term”), shall commence on the date on which Sublandlord tenders possession of the Premises to Subtenant (the “Sublease Commencement Date”), which is anticipated to be on or about April 1, 2012 and, unless sooner terminated pursuant to the provisions of this Sublease, shall expire on the date that is the last day of the twenty-fourth (24th) full calendar month following the Sublease Commencement Date (the “Sublease Expiration Date”). Notwithstanding anything herein or in the Lease to the contrary, Subtenant shall have no rights to extend the term of this Sublease. At the request of either party, promptly following the Sublease Commencement Date, the parties shall enter into a written agreement fixing the exact date on which the Sublease Commencement Date occurred in the form attached hereto as Exhibit C.

3.2 Early Occupancy. Subject to the terms and conditions set forth in Section 15 below (conditioning the effectiveness of this Sublease upon the receipt of the Master Landlord’s Consent (as defined below)), so long as no event which constitutes a default under this Sublease has occurred, Subtenant shall be permitted to enter the Premises upon the full execution and delivery of this Lease and prior to the Sublease Commencement Date (the “Early Occupancy Period”) for the sole purpose of designing and installing in the Premises Subtenant’s furniture, fixtures and equipment; provided, however, that (a) Subtenant shall provide Sublandlord and Master Landlord with copies of certificates of insurance, complying in all respects with the terms of Section 5.5 of this Sublease for all insurance required to be provided by Subtenant hereunder prior to entering the Premises, (b) Subtenant shall have obtained any and all governmental approvals required for its occupancy of the Premises during the Early Occupancy Period, (c) the Early Occupancy Period shall not advance the Sublease Expiration Date, (d) Subtenant shall schedule such entry during the Early Occupancy Period with Sublandlord or Sublandlord’s property manager and shall not interfere with Sublandlord’s contractors performing work in or around the Premises or with the use and occupancy of the Project by Sublandlord or other tenants and occupants of the Premises or Project, (e) Sublandlord may impose any restrictions and conditions on the Early Occupancy Period which Sublandlord deems reasonably necessary and which do not unreasonably interfere with Subtenant’s installation of Subtenant’s furniture, fixtures and equipment in accordance with this Sublease, (f) Subtenant may not conduct business in the Premises during the Early Occupancy Period, and (g) the Early Occupancy Period shall be subject to all of the terms and conditions of this Sublease except that Subtenant will not be obligated to pay Base Sublease Rent or Additional Rent during the Early Occupancy Period (so long as Subtenant does not conduct business in the Premises). If Tenant violates the terms of this Section 2.3 and fails to cure such violation within five (5) days after receipt of written notice from Sublandlord regarding the same, Sublandlord may suspend Subtenant’s rights under this Section 2.3 (without affecting Subtenant’s obligations under this Sublease). During the Early Occupancy Period, Subtenant agrees to take all necessary action to protect the safety of Subtenant and Subtenant’s partners, members, officers, directors, shareholders, contractors, employees, representatives, agents and invitees (collectively, the “Subtenant Parties”). Subtenant hereby releases and discharges Sublandlord and Sublandlord’s partners, members, officers, directors, shareholders, contractors, employees, representatives, agents and invitees (collectively, the “Sublandlord Parties”) from and against any and all claims by Subtenant and the Subtenant Parties of loss, damage or injury to persons or property, including without limitation any product inventory, which is alleged to have occurred in the Premises or the Project during the Early Occupancy Period, except to the extent arising from the gross negligence or willful misconduct of Sublandlord or the Sublandlord Parties.

4. Sublease Rent; Security Deposit.

4.1 Base Sublease Rent. Commencing on the Sublease Commencement Date and continuing on the first day of each month thereafter through the end of the Sublease Term, Subtenant shall pay to Sublandlord, in advance, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Sublease, in lawful money of the United States, by wire transfer of funds or by check payable to Zynga Inc., 699 Eighth Street, San Francisco, California 94103 (until and unless a different address is provided by Sublandlord), base sublease rental (“Base Sublease Rent”) of Eighty-five Thousand Six Hundred Eighty-three and 00/100 Dollars ($85,683.00) per month throughout the duration of the Sublease Term. Subtenant shall pay to Sublandlord Eighty-five Thousand Six Hundred Eighty-three and 00/100 Dollars ($85,683.00) upon execution of this Sublease as Base Sublease Rent for the first full month of the Sublease Term following the Sublease Commencement Date. If the Sublease Term begins or ends on a day other than the first or last day of a month, the Base Sublease Rent for the partial month shall be prorated on the basis of a thirty (30) day month.

4.2 Additional Rent. Commencing on the Sublease Commencement Date and continuing throughout the duration of the Sublease Term, Subtenant shall pay to Sublandlord, as Additional Rent (defined below), both: (1) Subtenant’s Percentage – Project (defined below) of all expenses due under the Lease, including without limitation, all Operating Expenses (as defined in Section 5.1.1 of the Original Lease), and such amounts shall be payable as and when payable by Sublandlord to Master Landlord; and (2) Subtenant’s Percentage – Building (defined below) of all expenses, costs, and disbursements which Sublandlord shall actually pay or incur in connection with the Lease and/or the operation, repair, maintenance and/or replacement of the Building and calculated assuming the Building is one hundred percent (100%) occupied, including without limitation, all common area maintenance and elevator maintenance charges and fees, and such amounts shall be payable as and when paid or incurred by Sublandlord. “Subtenant’s Percentage – Project” shall mean Subtenant’s percentage of the entire Project as determined by dividing the rentable square footage of the Premises by the total rentable square footage of the Project (i.e., approximately 16.2558%). “Subtenant’s Percentage – Building” shall mean Subtenant’s percentage of the entire Building as determined by dividing the rentable square footage of the Premises by the total rentable square footage of the Building (i.e., approximately 48.7522%). “Additional Rent” shall mean all sums other than Base Sublease Rent payable by Subtenant to Sublandlord under this Sublease, including without limitation: Operating Expenses; common area maintenance and elevator maintenance charges and fees; late charges; overtime or excess service charges; damages; interest and other costs and expenses related to Subtenant’s failure to perform any of its obligations under this Sublease. Subtenant shall not request or utilize overtime or excess services without Sublandlord’s prior consent. If Sublandlord consents to such overtime or excess services, Subtenant shall be solely responsible for the cost thereof. Because the Lease provides for the payment by Sublandlord of Operating Expenses on the basis of an estimate thereof, as and when adjustments between estimated and actual Common Area Operating Expenses are made under the Lease, the obligations of Sublandlord and Subtenant hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Sublease Term, then the obligations of Sublandlord and Subtenant under this Section 4.2 shall survive such expiration or termination.

4.3 Utilities; Building Services and Maintenance.

4.3.1 Utilities. Sublandlord shall use commercially reasonable efforts to (i) cause the applicable utilities providers to furnish electricity, water and gas (“Building Utilities”) to the Premises and (ii) provide heating, ventilating and air conditioning (“HVAC”) to the Premises as further defined below. Provided that Subtenant’s usage of HVAC and Building Utilities is typical for standard office use in Sublandlord’s reasonable judgment, Sublandlord will invoice Subtenant for Subtenant’s Percentage – Building of any and all costs, fees and charges paid or incurred by Sublandlord in connection with HVAC and Building Utilities, and Subtenant shall pay such invoices within thirty (30) days of its receipt of the same. Sublandlord shall use commercially reasonable efforts to provide HVAC to the Premises during the hours of 8:00 a.m. – 6:00 p.m. Monday through Friday and 8:00 a.m. – 12:00 p.m. Saturday (“Building Hours”). Furthermore, HVAC shall be available to Subtenant at any time other than Building Hours, and at any time on Zynga Holidays (defined below) (collectively, “After Hours HVAC”). The availability of After Hours HVAC will be provided to Subtenant by way of Subtenant’s use of the Building HVAC control system which will monitor and record the hours of Subtenant’s After Hours HVAC usage. Should Subtenant’s usage of After Hours HVAC at any time exceed that of Sublandlord’s usage of the same by more than ten (10) hours per month (“Excess Usage”), Subtenant shall pay for any such Excess Usage at the rate of Fifty and 00/100 Dollars ($50) per hour (or fractional portion thereof), and Subtenant shall pay such costs to Sublandlord as Additional Rent (such amounts being payable by Subtenant within thirty (30) days of its receipt of any invoice for the same). For all purposes of this Sublease, “Zynga Holidays” shall mean the following nationally recognized holidays and/or other holidays recognized and observed by Sublandlord: (i) Martin Luther King, Jr. Day; (ii) Presidents’ Day; (iii) Memorial Day; (iv) Independence Day; (v) Labor Day; (vi) Veterans’ Day (observed on November 12, 2012 and November 11, 2013 during the Sublease Term); (vii) Thanksgiving Day; (viii) the day after Thanksgiving Day (observed on November 23, 2012 and November 29, 2013 during the Sublease Term); (ix) Christmas Eve; (x) Christmas Day; (xi) New Year’s Eve; and (xii) New Year’s Day. Subtenant shall be solely and separately responsible for the cost of and shall pay the cost of and shall separately arrange for (and, at Subtenant’s expense, cause the same to be billed to Subtenant) telephone, cable television, janitorial service and any other utilities (aside from the Building Utilities) or services consumed by Subtenant in or with respect to the Premises. Without limitation upon Section 6.2 of the Original Lease, the failure of Subtenant to obtain or to continue to receive such services and utilities for any reason whatsoever shall not relieve Subtenant of any of its obligations under this Sublease. Any contractor employed by Subtenant to perform services in the Premises shall be subject to Sublandlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.3.2 Building Services and Maintenance. Sublandlord will be responsible for Building maintenance (including Building systems) and common area maintenance, the costs of which maintenance shall be included as operating expenses associated with Building. Subtenant will be responsible for maintenance of the interior of the Sublease Premises, including without limitation its own janitorial service, and will pay for those services directly.

4.4 Security Deposit. Upon Subtenant’s execution and delivery of this Sublease, Subtenant shall pay to Sublandlord the sum of Two Hundred Fifty-seven Thousand Forty-nine and 00/100 ($257,049.00) in cash (the “Security Deposit”), to be held by Sublandlord as security for the faithful performance and observance by Subtenant of all the terms, covenants and conditions of this Sublease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or measure of Sublandlord’s damages in case of default by Subtenant. Upon default by Subtenant, Sublandlord, from time to time, without prejudice to any other remedy, may (but shall not be required to) apply the Security Deposit against any arrearages of Base Sublease Rent, Additional Rent, or any other damage, injury, loss, cost, expense or liability caused or likely to be caused to Sublandlord by such default on the part of Subtenant. Should all or any part of the Security Deposit be used for the purposes described above during the Sublease Term, then Subtenant shall remit to Sublandlord immediately (and in all events within not more than five (5) business days) after Sublandlord’s request therefor, the amount necessary to restore the Security Deposit to its original balance. Subtenant’s failure to restore the Security Deposit upon written notice from Sublandlord shall be a material breach of this Sublease. Upon any termination of Sublandlord’s interest in the Premises, Sublandlord shall have no further obligation to Subtenant with respect to the Security Deposit or any other sums due hereunder and prepaid by Subtenant upon transfer of the Security Deposit and any other such sums to Sublandlord’s successor in interest. No interest shall be payable on the Security Deposit and Sublandlord shall have no obligation to keep the Security Deposit separate from its general funds unless otherwise required by applicable law. Within thirty (30) days of the later of the termination of this Sublease or Subtenant’s surrender of the Premises in the condition required by this Sublease, Sublandlord shall return to Subtenant that portion of the Security Deposit not used or applied by Sublandlord. Subtenant hereby waives all provisions of law, now or hereafter enforced, which limit the recovery a Sublandlord may claim from a Security Deposit, it being agreed that Sublandlord may claim those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, to clean the Premises or to compensate Sublandlord from any loss or damage, foreseeable or unforeseeable, caused by the act or omission of Subtenant or any of the Subtenant Parties. Subtenant hereby waives the provisions of California Civil Code § 1950.7, or any similar or successor laws now or hereinafter in effect.

4.5 Subtenant Surcharges. During the Sublease Term, Subtenant shall pay to Sublandlord, as Additional Rent, any amounts payable to Sublandlord or the Master Landlord (as the case may be) for Subtenant Surcharges (as defined below). The term “Subtenant Surcharges” shall mean (i) any and all amounts other than Base Sublease Rent, Operating Expenses and Building common area maintenance fees which become due and payable by Subtenant to Sublandlord hereunder, and (ii) any and all amounts which become due and payable by Sublandlord to Master Landlord under the Lease as additional charges which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease including, but not limited to, any additional charges under the Lease payable by Sublandlord on account of (1) Subtenant’s use of any building services in excess of those provided at no additional charge pursuant to the Lease, (2) late charges and/or default interest as set forth in the Lease, (3) the use by Subtenant of the Building or the Premises or any services or additional services, or (4) parking and signage charges or fees. Subtenant shall pay the Subtenant Surcharges set forth above within ten (10) days after the presentation of statements therefor by Master Landlord or Sublandlord to Subtenant.

5. Application of Lease.

5.1 Sublease Subordinate to Lease. This Sublease is and shall be at all times subject and subordinate to the Lease.

5.2 Incorporation of Obligations Set Forth in Lease. In addition to the obligations of Subtenant under the terms of this Sublease as set forth in the other paragraphs of this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Lease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, and “Sublandlord” wherever the term “Landlord” appears; provided, however, that Subtenant’s obligations under the Lease shall be limited to the duration of the Sublease Term. A copy of the Lease is attached hereto as Exhibit A. Subtenant confirms that it has read the Lease and is familiar with the terms and provisions thereof. Except as otherwise expressly provided herein, the covenants, agreements, terms, provisions and conditions of the Lease insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of Landlord and Tenant under the Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively. Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord pursuant to the terms of the Lease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations hereunder are conditional upon due performance by Master Landlord of its corresponding obligations under the Lease, and Sublandlord shall not be liable to Subtenant for any default of Master Landlord under the Lease. Subtenant shall not have any claim against Sublandlord by reason of Master Landlord’s failure or refusal to comply with any of the provisions of the Lease, unless such failure or refusal is a result of Sublandlord’s act or failure to act (on that which is not Subtenant’s obligation hereunder), and Subtenant shall pay Base Sublease Rent and Additional Rent and all other charges provided for herein without any abatement, deduction or set-off whatsoever. Furthermore, Subtenant further covenants not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Lease on the part of the “Tenant” thereunder. Whenever the consent of Master Landlord shall be required by, or Master Landlord shall fail to perform its obligations under, the Lease, Sublandlord agrees to use commercially reasonable efforts to obtain such consent (as more specifically provided in Section 5.4, below) and/or performance on behalf of Subtenant. The following provisions of the Lease shall not apply to this Sublease: Sections 1.1, 1.3, 2.1, 2.2, 2.3, 4.1, 4.3, 6.1, 12.1, 18.1, 18.2, 18.3, 18.4, 18.5, 18.6, 18.7, 18.8, 18.9, 24.1, 24.2, 24.3, 24.4, 24.5, 24.6, 24.7, 24.8, 24.9, 31.1, 32.1, 36.1, 36.2, 38.1, 38.2, 42.1, 47.1, 47.2, 47.3, 48.1, 51.1, 51.4, 51.5, 51.6, 51.7, 51.8, 51.9, 51.10, 51.11, Exhibit B, and Exhibit C of the Original

Lease. In addition, whenever any period for notice from “Tenant” to “Landlord” is specified under the Lease, or any period within which “Tenant” is required to do anything under the Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease shall be two (2) business days shorter than the corresponding period applicable to “Tenant” under the Lease (so that Sublandlord shall always have at least two (2) business days within which to give its own notice or performance to Master Landlord); further, wherever any period for notice from “Landlord” to “Tenant” is specified under the Lease, Sublandlord shall similarly have an additional period of at least two (2) business days within which to give notice to Subtenant under this Sublease. As between the parties hereto only, in the event of a conflict between the terms of the Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Lease and their respective counterpart provisions in the Lease shall be excluded only to such extent.

5.3 Preservation of Lease. So long as Subtenant is performing all of Subtenant’s obligations as provided in this Sublease, Sublandlord shall not enter into any agreement that will cause either the Lease to be terminated or the Premises to be surrendered prior to the expiration of the Sublease Term (except: (1) in the event of damage or destruction or condemnation and in accordance with Sublandlord’s rights under the Lease; or (2) in any other manner in which Subtenant’s rights hereunder are preserved) or cause any breach or default by Sublandlord under the Lease (not caused by Subtenant) that will result in any such termination or surrender, which breach or default remains uncured beyond applicable cure periods. In the event Subtenant makes a request that Subtenant is entitled to make under this Sublease, which request requires the approval of Master Landlord, Sublandlord shall use commercially reasonable efforts to obtain such approval (but Sublandlord shall not be required to incur any cost or expense in order to do so). If Sublandlord fails, after using reasonable efforts, to cause Master Landlord under the Lease to observe and/or perform its obligations under the Lease, upon prior written notice to Sublandlord, Sublandlord shall non-exclusively assign to Subtenant Sublandlord’s right under the Lease to enforce such provisions of the Lease and Sublandlord, upon Subtenant’s reasonable request and at Subtenant’s sole cost and expense, shall reasonably cooperate with Subtenant in this regard. Subtenant shall defend, protect, indemnify and hold Sublandlord harmless from all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with any such action by Subtenant. Subtenant agrees that except as otherwise expressly provided herein, Sublandlord shall not be required to dispute any determinations or other assertions or claims of Master Landlord regarding the rights or obligations of Sublandlord under the Lease for which Subtenant is or may be responsible under this Sublease or by which Subtenant may be bound.

5.4 Consents. All references in this Sublease to the consent or approval of Master Landlord and/or Sublandlord shall be deemed to mean the written consent or approval of Master Landlord and Sublandlord, and no consent or approval of Master Landlord and/or Sublandlord, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Master Landlord and/or Sublandlord, as the case may be. In all provisions requiring the approval or consent of Sublandlord (whether pursuant to the express terms of this Sublease or the terms of the Lease incorporated herein), Subtenant shall be required to obtain the approval or consent of Master Landlord and then to obtain like approval or consent of Sublandlord; provided, however, that: (a) application for Sublandlord’s approval or consent may be submitted by Subtenant prior to receipt of Master Landlord’s approval or consent; (b) Sublandlord shall respond to such application for approval or consent within a reasonable time after receipt thereof but need not respond prior to receipt from Master Landlord of its consent; and (c) Sublandlord may condition its approval or consent upon the subsequent receipt by Subtenant of Master Landlord’s unconditional approval or consent to such application. If Sublandlord is required or has determined to give its consent or approval, Sublandlord shall cooperate reasonably with Subtenant in endeavoring to obtain Master Landlord’s consent or approval upon and subject to the following terms and conditions: (i) Subtenant shall reimburse Sublandlord for any out-of-pocket costs incurred by Sublandlord in connection with seeking such consent or approval; (ii) Sublandlord shall not be required to make any payments to Master Landlord or to enter into any agreements or to modify the Lease or this Sublease in order to obtain any such consent or approval; and (iii) if Subtenant agrees or is otherwise obligated to make any payments to Sublandlord or Master Landlord in connection with such request for such consent or approval, Subtenant shall have made arrangements for such payments which are reasonably satisfactory to Sublandlord. If Subtenant asks Sublandlord in writing to request Master Landlord to give Master Landlord’s consent or approval in any situation where such consent or approval is required hereunder or under the Lease, if such request contains the form and substance of the request prepared for Sublandlord’s signature and is reasonably acceptable to Sublandlord, Sublandlord shall promptly request such consent or approval from Master Landlord. Nothing contained in this Section 5.4 shall be deemed to require Sublandlord to give any consent or approval because Master Landlord has given such consent or approval. Whenever either party to this Sublease expressly agrees herein not to unreasonably withhold its consent, such consent shall also not be unreasonably delayed or conditioned.

5.5 Subtenant’s Insurance. Subtenant shall keep in force at all times throughout the Sublease Term, at Subtenant’s expense, for the benefit of Sublandlord and Master Landlord, insurance as required under the Lease, with Sublandlord, Master Landlord and any other parties designated by Sublandlord as additional insureds. Notwithstanding anything contained in the Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds (other than those proceeds paid out on insurance obtained by Subtenant) or condemnation awards received by Sublandlord under the Lease shall be deemed to be the property of Sublandlord.

5.6 Default by Subtenant; Indemnification. Upon the failure of Subtenant to pay rent or comply with any other provisions of this Sublease or the occurrence of any other event which constitutes a default under this Sublease beyond any applicable notice and cure period, Sublandlord shall be entitled to all the same rights and remedies against Subtenant on account of such default by Subtenant under this Sublease as are granted in the Lease to Master Landlord against Tenant on account of a default by Tenant under the Lease. Subtenant, on behalf of itself and the Subtenant Parties, hereby agrees to indemnify, protect, defend and hold Sublandlord and the Sublandlord Parties harmless from and against any and all claims, losses and damages including, without limitation, reasonable attorneys’ fees and disbursements: (a) which may at any time be asserted against Sublandlord or the Sublandlord Parties by (i) Master Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Lease which, by reason of the provisions of this Sublease, Subtenant is obligated to perform, or (ii) any person by reason of Subtenant or the Subtenant Parties’s use and/or occupancy of the Premises; and (b) resulting from any failure by Subtenant to comply with the terms of this Sublease and the Lease, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of Sublandlord or the

Sublandlord Parties. The provisions of this Section 5.6 shall survive the expiration or earlier termination of the Lease and/or this Sublease. Notwithstanding anything to the contrary herein or in the Lease, the Sublandlord Parties shall not be liable to Subtenant or the Subtenant Parties under any circumstance. Subtenant, on behalf of itself and the Subtenant Parties, waives all claims against Sublandlord and the Sublandlord Parties for any injury or damage to any person or property in or about the Premises, except injury or damage caused by the gross negligence or intentional misconduct of Sublandlord or the Sublandlord Parties.

5.7 Sublandlord Representations and Warranties. As of the date of this Sublease, Sublandlord makes the following representations and warranties to Subtenant:

(i)	The Lease attached as Exhibit A is the full and complete Lease, and there are no amendments or modifications thereto except as provided on Exhibit A;

(ii)	The Lease is in full force and effect; and

(iii)	To Sublandlord’s actual knowledge, neither Master Landlord nor Sublandlord is in default under the Lease.

6. Condition of Premises. Sublandlord will deliver the Premises to Subtenant on the Sublease Commencement Date in its “AS IS” condition, except that Sublandlord shall, at its sole cost and expense: (A) clean the Premises, including the carpets and any units of furniture, personal property and equipment located in the Premises; and (B) divide the Zynga Server Room located on the second (2nd) floor of the Building (as such Zynga Server Room is shown on the space plan attached hereto as Exhibit B) into two (2) non-equal spaces by installing a secured cage therein, which division shall be implemented substantially as shown on the space plan attached hereto as Exhibit B and shall provide for each of Sublandlord’s and Subtenant’s exclusive use of their remaining, respective portions of the Zynga Server Room (with Sublandlord retaining exclusive access to the remaining larger portion of the Zynga Server Room and Subtenant retaining exclusive access to the remaining smaller portion of the Zynga Server Room). Subtenant has thoroughly inspected and examined the Premises, has elected to sublease the Premises from Sublandlord under the terms of this Sublease on a strictly “AS IS” and “with all faults” basis, and acknowledges that Sublandlord has no obligation to make any improvements or provide any furnishings or equipment to Subtenant in connection therewith, except as specifically provided herein (including, without limitation, as provided in Section 7 below). Except as expressly set forth herein, no representations or warranties of any kind have been made to Subtenant concerning the condition of the Premises, nor have any promises to alter or improve the Premises been made by Sublandlord or any party on behalf of Sublandlord. Subtenant is subleasing the Premises from Sublandlord after having had an opportunity to fully inspect the Premises and the right not to execute this Sublease if the results of said inspection were unacceptable. Therefore, Subtenant hereby agrees that the term “AS IS” means that upon having approved said inspection, it will sublease the Premises, without warranty or representation, either oral or written, or expressed or implied, as to the physical condition of the Premises and/or the compliance of same with building, fire, health and zoning codes and other applicable laws, ordinances and regulations. Sublandlord hereby expressly disclaims any and all warranties or representations made to Subtenant, whether the same were made by any partner, officer, director or employee of Sublandlord or any other agent of same, such as a broker. At the termination of this Sublease, Subtenant shall surrender the Premises to Sublandlord in the condition received, reasonable wear and tear excepted and all improvements and/or modifications installed by Subtenant in the Premises (excluding only trade fixtures and equipment, furniture, furnishings and other moveable items) shall remain and be the property of Sublandlord, unless Sublandlord and/or Master Landlord otherwise notifies Subtenant to remove the same pursuant to the terms of the Lease as incorporated herein, and repair all damage caused by such removal. For purposes hereof, the “rentable square feet” of the Premises set forth in Recital A above are hereby agreed to by Sublandlord and Subtenant and shall not be subject to revision. By taking possession of the Premises, Subtenant acknowledges that the Premises are in a tenantable and good condition. Subtenant shall not make any alterations, additions or improvements to the Premises without first obtaining the written consent of Sublandlord and, if required by the Lease, of Master Landlord. Any approved alterations, additions or improvements to the Premises shall be made by Subtenant at Subtenant’s sole cost and expense, and otherwise upon all applicable terms and conditions of the Lease (including any removal and restoration obligations) and this Sublease.

7. Furniture. Effective upon the Sublease Commencement Date and continuing throughout the duration of the Sublease Term, all the units of furniture, personal property and equipment located in the Premises shall become the leased property of Subtenant in their “as-is”, “where-is” condition without any representation or warranty, express or implied of any kind by Sublandlord, its employees or agents (including without limitation, any warranty of liability or fitness for a particular use), and all such items shall remain and be the property of Sublandlord upon the expiration of the Sublease Term.

8. Assignment and Subletting.

8.1 Subtenant shall not directly or indirectly (by sale or transfer of a controlling interest in Subtenant’s capital stock or other form of proprietary interests, merger, consolidation, combination, reorganization recapitalization or otherwise, except for issuance of additional capital stock of Subtenant in connection with venture capital financing), voluntarily or by operation of law or otherwise, transfer, assign, mortgage or hypothecate this Sublease, or any part thereof or interest therein, or permit the use of all or any portion of the Premises by any person or persons (including concessionaires and licensees) other than Subtenant, or sublet the Premises, or any part thereof, without the prior written consent of (i) Sublandlord (which may be withheld or conditioned by Sublandlord for any reason in its sole discretion) and (ii) the Master Landlord (which may be withheld or conditioned by the Master Landlord for any reason in its sole discretion). Except as otherwise expressly provided herein, any such transfer, sub-sublease or use described in the preceding sentence (a “Transfer”) occurring without the consent of both Sublandlord and Master Landlord shall be void, shall constitute a material default hereunder and shall give Sublandlord the right, at its option, to exercise any of its remedies under this Sublease. Consent to any assignment or subletting shall not operate as a waiver of the necessity for a consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under or through Subtenant. If the rental or other consideration payable to Subtenant in respect of such subletting or assignment exceeds the rent payable by Subtenant under this Sublease, then sixty percent (60%) of all such excess rent and other consideration shall be deemed additional rent owed by Subtenant to Sublandlord to be paid to Master Landlord pursuant to the terms of the Lease, and forty percent (40%) of such excess rent shall be shared equally by Sublandlord and Subtenant, and shall be payable monthly to

Sublandlord by Subtenant in the same manner and on the same terms as installments of Base Sublease Rent are payable by Subtenant under this Sublease (or upon Subtenant’s receipt thereof, whichever is earlier), except that Subtenant may recapture, on an amortized basis over the term of the sublease or assignment, any brokerage commission paid by Subtenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable legal fees incurred by Subtenant in connection with the subletting or assignment (collectively, the “Sub-subletting Costs”). Notwithstanding any assignment, subletting or other transfer by Subtenant or consent thereto by Sublandlord, Subtenant shall remain fully liable on this Sublease and shall not be released from performing any of the terms, covenants and conditions of this Sublease. As a condition to Subtenant recapturing the Sub-subletting Costs, Subtenant shall provide to Sublandlord, within ninety (90) days of Sublandlord’s execution of Sublandlord’s consent to the assignment or sub-subletting, a detailed accounting of the Sub-subletting Costs and supporting documents, such as receipts and construction invoices.

8.2 Notwithstanding the provisions of Section 8.1 above to the contrary, so long as no event which constitutes a default under this Sublease has occurred, Subtenant may assign this Sublease or sub-sublet the Premises or any portion thereof, without Sublandlord’s consent, to any entity which controls, is controlled by or is under common control with Subtenant (an “Affiliate”), or to any entity resulting from a merger or consolidation with Subtenant or to any entity which acquires substantially all of the assets or equity interests of or in Subtenant; provided that: (a) at least ten (10) days prior to such assignment or sub-sublease Subtenant supplies Sublandlord with the identification of the Permitted Transferee and with documents or information reasonably sufficient for purposes of confirming that the subject transaction satisfies the conditions set forth above in this Section 8.2; (b) if an assignment, the assignee assumes, in full, the obligations of Subtenant under this Sublease (or if a sub-sublease, the sub-sublessee of a portion of the Premises or Sublease Term assumes, in full, the obligations of Subtenant with respect to such portion); (c) the financial net worth of the assignee or sub-sublessee equals or exceeds that of Subtenant as of the date of execution of this Sublease; (d) Subtenant remains fully liable under this Sublease; and (e) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Sublease. Any such entity to whom Subtenant assigns this Sublease or sub-sublets the Premises in accordance with this Section 8.2 is referred to herein as a “Permitted Transferee.” Notwithstanding anything to the contrary contained herein, an entity which was an Affiliate but ceases to be an Affiliate shall cease to be a Permitted Transferee and upon such cessation a Transfer shall be deemed to have occurred. Sublandlord acknowledges and agrees that the Premises may be occupied by one or more Affiliates of Subtenant pursuant to occupancy agreement(s) or license agreements entered into by Subtenant and such Affiliate(s), and that occupancy by such Affiliate(s) shall be deemed occupancy by Subtenant for purposes hereof.

9. Use; Access. Subtenant’s authorized employees shall have access to the Building and Premises twenty-four (24) hours per day, seven (7) days per week. The Premises shall be used for general office use consistent with the operation of a first-class building and shall not be used or permitted to be used for any other purpose without the prior written consent of Sublandlord and Master Landlord, which consent may be withheld in Sublandlord’s or Master Landlord’s sole discretion, as the case may be. All provisions of the Lease regarding use of and access to the Premises shall apply to the Subtenant; provided, however, that except in the case of emergency, Sublandlord shall provide Subtenant with not less than twenty-four (24) hours’

written notice prior to any entry or access to the Premises by Sublandlord or any Sublandlord Parties. Without limiting the foregoing, in the event that Subtenant elects in writing to secure the Premises from the remainder of the Building via Sublandlord’s security access card reader system, Subtenant hereby agrees to both: (A) pay Sublandlord Ten and 00/100 Dollars ($10.00) for each access card Subtenant requires (unless Subtenant uses its own access cards which interface with Sublandlord’s security access card reader system); and (B) without limiting the provisions contained in Section 5.6 of this Sublease, Subtenant, on behalf of itself and the Subtenant Parties, hereby agrees to indemnify, protect, defend and hold Sublandlord and the Sublandlord Parties harmless from and against any and all claims, losses and damages including, without limitation, reasonable attorneys’ fees and disbursements, which may arise from or relate to Subtenant’s use of Sublandlord’s security access card reader system.

10. Holding Over. If Subtenant (directly or through any transferee or other successor-in-interest of Subtenant) remains in possession of all or any part of the Premises after the expiration of the Sublease Term or earlier termination of this Sublease, such holding over, in the absence of an express written agreement to the contrary, shall be on the basis of a tenancy at the sufferance of Sublandlord. In such event, Subtenant shall continue to comply with all of the terms, conditions and covenants of this Sublease as though the Sublease Term had continued, except that such tenancy at sufferance shall be terminable by Sublandlord at any time, and rent shall be paid for each month (or portion thereof) during which Subtenant holds over in the Premises after the expiration or earlier termination of this Sublease, in an amount equal to the greater of (a) the amount which Master Landlord requires Sublandlord to pay with respect to the Premises during such tenancy pursuant to the Lease, or (b) two hundred percent (200%) of the Base Sublease Rent applicable under this Sublease during the last period of the Sublease Term, plus all other amounts that would otherwise have been payable as Additional Rent had the Sublease Term continued through the period of such holding over. If Subtenant fails to surrender the Premises on the expiration of this Sublease in accordance with the terms and provisions of this Sublease and the Lease (including, without limitation, Section 8.3 of the Original Lease), as the case may be, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify and hold Sublandlord and the Sublandlord Parties harmless from all loss or liability resulting from such failure, including without limitation (i) any claims of Master Landlord against Sublandlord or the Sublandlord Parties for failure to surrender the Premises at the time and in the manner required under the Lease or for violating any term of the Lease, and (ii) any claims made by any succeeding subtenant, tenant or other party based upon such failure, including without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Sublandlord, the Sublandlord Parties and/or Master Landlord. This indemnification obligation shall survive the expiration or earlier termination of this Sublease. The provisions of this paragraph are in addition to and do not limit Sublandlord’s rights or Subtenant’s obligations under this Sublease.

11. Waiver of Right to Jury Trial. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, SUBLANDLORD AND SUBTENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUBLEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH

THE PREMISES (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS SUBLEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS SUBLEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). Sublandlord and Subtenant agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2) to the extent allowed under applicable law. Each party hereby authorizes and empowers the other to file this paragraph and this Sublease with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

12. Parking. Subject to Subtenant’s compliance with the terms and conditions set forth in the Lease (including, without limitation, Section 49.1 of the Original Lease), Subtenant shall be entitled to use, commencing on the Sublease Commencement Date and continuing throughout the duration of the Sublease Term, no more than ninety-eight (98) non-reserved parking spaces at the Project (based upon 3.33 parking passes per 1,000 rentable square feet in the Premises) at any one time.

13. Signage. Subject to Master Landlord’s approval in its sole discretion, Subtenant shall be permitted to: (a) install directional signage in the ground floor lobby of the Building (directing visitors to the Premises’ lobby located on the second (2nd) floor of the Building); (b) install lobby signage of its choice within the Premises’ lobby located on the second (2nd) floor of the Building; and (c) install small signage on the exterior glass of the Building next to the Building’s front entrance; provided, however, that in each case Subtenant shall be responsible for all costs and expenses incurred in having such signage fabricated, installed, changed and/or removed.

14. Miscellaneous.

14.1 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Sublease or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein or in the Lease, as the case may be, reasonable attorneys’ fees and expenses incurred in connection with such suit. The prevailing party is that party which receives substantially the relief sought in the litigation.

14.2 Accord and Satisfaction. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the rent and other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other charge, nor shall any endorsement or statement on any check or any letter accompanying a check or payment as rent or other charges be deemed an accord or satisfaction. Sublandlord may accept such check or payment without charge or pursue any other remedy in this Sublease.

14.3 Entire Agreement. This Sublease sets forth the entire understanding between Sublandlord and Subtenant concerning the Premises and supersedes any and all prior negotiations and understandings. The parties hereto agree that there are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties hereto with respect to any subject covered by this Sublease other than those set forth herein. No amendment, change or addition to this Sublease shall be binding upon Sublandlord or Subtenant unless in writing and signed by the party to be charged.

14.4 No Partnership. Nothing contained in this Sublease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture, and neither the method of computation of rent nor any other provision contained in this Sublease nor any act of the parties hereto shall be deemed to create any relationship between Sublandlord and Subtenant other than the relationship of Sublandlord and Subtenant.

14.5 Notices. Any and all notices, approvals or demands required or permitted under this Sublease shall be in writing, shall be served either personally, by United States certified mail, postage prepaid, return receipt requested or by reputable overnight carrier and, shall be deemed to have been given or made on the day on which it was received and shall be addressed to the parties at the addresses set forth below. Any party may, from time to time, by like notice, give notice of any change of address, and in such event, the address of such party shall be deemed to have been changed accordingly. The address for each party is:

If to Sublandlord:	Zynga Inc.
699 Eighth Street
San Francisco, California 94103
Attn: VP, Workplace

with a copy to:	Zynga Inc.
699 Eighth Street
San Francisco, California 94103
Attn: General Counsel

If to Subtenant:	Audience, Inc.
440 Clyde Avenue
Mountain View, California 94043
Attn: Andy Micallef

14.6 Captions and Paragraph Numbers. The captions and paragraph numbers appearing in this Sublease are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Sublease.

14.7 Brokers’ Commissions. Each party represents and warrants to the other that it has dealt only with Colliers International (the “Sublandlord’s Broker”) and Kidder Matthews (the “Subtenant’s Broker”), respectively, in the procurement, negotiation and consummation of this Sublease. If this Sublease is fully executed and delivered and the transaction contemplated by this Sublease is consummated, Sublandlord shall make payment of the brokerage fee due the Subtenant’s Broker as follows: (a) Thirty-five Thousand Seven Hundred One and 25/100 Dollars ($35,701.25) upon the full execution and delivery of this Sublease, and (b) Thirty-five Thousand Seven Hundred One and 25/100 Dollars ($35,701.25) upon the Sublease Commencement Date (assuming this Sublease is in full force and effect on the Sublease Commencement Date). Sublandlord shall pay a separate commission or fee to Sublandlord’s Broker. Each party hereby agrees to indemnify and hold the other harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through such indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Sublease. The provisions of this Section 14.7 shall survive the expiration of the Sublease Term and the termination of this Sublease.

14.8 Partial Invalidity. If any term, covenant or condition of this Sublease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid, shall both be unaffected thereby, and each term, covenant or condition of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

14.9 Exhibits. All Exhibits attached to this Sublease are hereby incorporated herein.

14.10 Authority. Subtenant hereby represents and warrants that (i) Subtenant is duly organized, validly existing and in good standing and has all required power and authority to own, sublease, hold and operate properties and conduct business in the State of California and (ii) the individuals signing this Sublease on behalf of Subtenant have the authority to bind Subtenant to this Sublease. Sublandlord hereby represent and warrant that (i) Sublandlord is duly organized, validly existing and in good standing and has all required power and authority to own, sublease, hold and operate properties and conduct business in the State of California and (ii) the individuals signing this Sublease on behalf of Sublandlord have the authority to bind Sublandlord to this Sublease.

14.11 Execution of Sublease; Counterparts. The submission of this Sublease to Subtenant for examination or execution does not constitute a reservation of or option on the Premises or an offer of Sublandlord to sublease the Premises. This Sublease shall become effective as a Sublease, and Sublandlord shall become obligated hereunder, only upon the execution and delivery of this Sublease (theretofore executed by Subtenant) by Sublandlord to Subtenant. This Sublease may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and which together shall constitute but one and the same agreement.

14.12 Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

14.13 Choice of Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California without regard to choice of law principles.

15. Contingent Nature of Sublease. This Sublease shall not be effective until Master Landlord has signed and delivered to Sublandlord and Subtenant its written consent to this Sublease (the “Consent”). Promptly following execution and delivery hereof, Sublandlord will submit this Sublease to Master Landlord for such Consent. Subtenant agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable request made of Subtenant by Sublandlord or Master Landlord in connection with the procurement of the Consent. In the event, for any reason whatsoever, the Consent is not delivered to Sublandlord within thirty (30) days after Sublandlord’s request therefor from Master Landlord, Sublandlord may, in its sole discretion, cancel this Sublease by giving written notice to Subtenant before the Consent is actually delivered to Sublandlord.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD: ZYNGA INC., a Delaware corporation		SUBTENANT: AUDIENCE, INC., a Delaware

By:	/s/ James L. Morgensen	By:	/s/ Peter Santos
Name:	James L. Morgensen	Name:	Peter Santos
Title:	Vice President	Title:	President & CEO
3/14/2012

EXHIBIT A

LEASE

[Lease attached hereto]

EXHIBIT B

PREMISES SPACE PLAN

[Space Plan attached hereto]

EXHIBIT B-1

PREMISES SPACE PLAN

SEVER ROOM DEMISING DIAGRAM

[Diagram attached hereto]

EXHIBIT C

SUBLEASE DATE CONFIRMATION NOTICE

In accordance with and pursuant to Section 3 of that certain Sublease by and between AUDIENCE, INC., a Delaware corporation, and ZYNGA INC., a Delaware corporation, the parties hereby confirm the following with respect to certain dates described in the Sublease: (a) the Sublease Commencement Date is             , 201    ; and (b) the Sublease Expiration Date is             , 201    , unless the Sublease is sooner terminated in accordance with its terms.

DATE:             , 20

“SUBTENANT”:

AUDIENCE, INC., a Delaware corporation

By:
Name:
Its:

“SUBLANDLORD”:

ZYNGA INC., a Delaware corporation

By:
Name:
Its: